FIRST AMENDMENT TO THIRD AMENDED AND RESTATED
CREDIT AGREEMENT
     This FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into and effective as of November 12, 2008 among FIG LLC (f/k/a FORTRESS INVESTMENT GROUP LLC), a Delaware limited liability company (the “Borrower”), certain Subsidiaries and Affiliates of the Borrower (the “Guarantors”), the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement (as defined below).
RECITALS
     WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent are party to that certain Third Amended and Restated Credit Agreement dated as of May 29, 2008 (as amended and modified from time to time, the “Credit Agreement”);
     WHEREAS, the Borrower has requested an amendment to the Credit Agreement as described below; and
     WHEREAS, the Required Lenders are willing to agree to such amendment, subject to the terms set forth herein as more fully set forth below.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
     1. Amendments to Credit Agreement.
     (a) Definitions.
     (i) The definition of Aggregate Revolving Commitments set forth in Section 1.01 of the Credit Agreement is amended and restated in its entirety as follows:
     “Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders. The amount of Aggregate Revolving Commitments in effect as of November 12, 2008 is ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000).
     (ii) The definition of Applicable Rate in Section 1.01 of the Credit Agreement is amended and restated in its entirety as follows:
     “Applicable Rate” means the following percentages per annum: (a) with respect to Eurodollar Loans and Letters of Credit, 2.00%, (b) with respect to Base Rate Loans, 1.00% and (c) with respect to the Commitment Fee, 0.25%.
     (iii) The definition of Debt Rating set forth in Section 1.01 of the Credit Agreement is amended and restated in its entirety as follows:

     “Debt Rating” means, as of any date of determination, the rating (public or private) as determined by either S&P or Moody’s of the Borrower’s non-credit-enhanced, senior secured long-term debt.
     (iv) Clause (i) in the definition of Incentive Income Adjustment set forth in Section 1.01 of the Credit Agreement is amended and restated in its entirety as follows:
            (i) for Private Equity Funds, (a) incentive income paid (or declared as a distribution) to such Person minus clawbacks actually paid minus (b) incentive income recorded in accordance with GAAP; plus
     (v) The definition of Other Income Adjustment set forth in Section 1.01 of the Credit Agreement is amended and restated in its entirety as follows:
     “Other Income Adjustment” means:
     (a) (i) realized or unrealized losses (including impairments) from all Investments minus (ii) realized and unrealized gains with respect to all Investments minus (iii) equity method earnings (losses) recorded with respect to all Investments accounted for under the equity method in accordance with GAAP (including, as applicable, all equity method Investments in Private Equity Funds and Hedge Funds), minus
     (b) unrealized gains (unrealized losses) on the Castle Options, plus
     (c) (i) proceeds from the sale of shares received pursuant to the exercise of Castle Options, in excess of their strike price minus (ii) management fee income recorded in accordance with GAAP in connection with the receipt of such Castle Options.
     (vi) The following definitions are added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:
          “Defaulting/Impacted Lender Cash Collateral Account” means the blocked deposit account established by the Borrower in favor of the L/C Issuer, pursuant to documentation in form and substance reasonably satisfactory to the L/C Issuer, to secure obligations to the L/C Issuer as permitted by Section 8.01(p).
          “Impacted Lender” means any Lender (a) which has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) which is controlled by an entity that has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.
          “Net Clawback Obligation” means any contractual requirement on the part of any Loan Party or any of its Subsidiaries to reimburse to any Private Equity Fund or the limited partners of any Private Equity Fund upon the dissolution of such Private Equity Fund, any portion of carried interest or Promote Fees previously distributed to any Loan Party or any of its Subsidiaries by such Private Equity Fund.
The amount of the Net Clawback Obligation for a particular Fund shall be calculated as (i) the amount of the contractual reimbursement obligation as calculated pursuant to the governing documentation of such Fund (taking into account any after-tax provision set forth therein) less (ii) (A) any amounts of carried interest or Promote Fees relating to such Fund previously assigned or otherwise transferred to employees or consultants of any Loan Party or any of its Affiliates to the extent a Loan Party or any of its Affiliates (1) retains the legal right to recover such amounts and (2) recovers such amounts within 10 Business Days after the date on which the employee or consultant is requested to make the applicable recovery payment whether by collection, offset, garnishment or otherwise, and (B) any amounts of carried interest or Promote Fees that would be payable to Affiliates of such Fund in their capacity as limited partners in such Fund.
     (b) Section 2.03(a)(iii)(E). Section 2.03(a)(iii)(E) of the Credit Agreement is amended and restated in its entirety to read as follows:
     (A) a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender.
     (c) Section 2.04(b)(ii)(C). A new Section 2.04(b)(ii)(C) is added to the Credit Agreement to read as follows:
          (ii)(C) Excess EBITDA. On March 31, 2010 and March 31, 2011, the Borrower shall prepay Term Loans in an amount equal to (1) .25 multiplied by (2) the consolidated EBITDA of the Loan Parties and their Subsidiaries in excess of $370 million from the prior calendar year; provided that no such payment shall be required if the outstanding Term Loans are less than or equal to $250 million (or to the extent such payment would cause the outstanding Term Loans to be less than $250 million; it being understood that a partial payment shall be made until the outstanding amount of Term Loans equals $250 million). Any prepayment pursuant to this clause (ii)(C) shall be applied as set forth in clause (iii) below.
     (d) Section 2.04(b)(iii). Section 2.04(b)(iii) of the Credit Agreement is amended and restated in its entirety to read as follows:
     (iii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.04(b) shall be applied as follows:
     (A) with respect to all amounts prepaid pursuant to Section 2.04(b)(i), first, ratably to the L/C Borrowings, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations;
     (B) with respect to all amounts prepaid pursuant to Section 2.04(b)(ii)(A) and(B), first pro rata among the outstanding Term A Loans and the outstanding Delayed Draw Term Loans (and, with respect to Delayed Draw Term Loans, shall be applied pro rata toward remaining principal amortization payments) and then (after the Term A Loans and Delayed Draw Term Loans have been paid in full) to the Term B Loans and then to Revolving Loans (with a corresponding reduction in the Aggregate Revolving Commitments) and then

     (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations (with a corresponding reduction in the Aggregate Revolving Commitments);and
     (C) with respect to all amounts prepaid pursuant to Section 2.04(b)(ii)(C), first to payment of any amount of the Delayed Draw Term Loan due on the Maturity Date until paid in full, second, to the outstanding Term A Loans until paid in full and third to the outstanding Term B Loans.
     Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.04(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
     (e) Section 2.06. The chart in Section 2.06 of the Credit Agreement is amended and restated in its entirety as follows:

Principal Amortization
Payment Dates	Payment
January 15, 2009	$50,000,000
July 15, 2009	$25,000,000
January 15, 2010	$100,000,000
July 15, 2010	$25,000,000
January 15, 2011	$100,000,000
Maturity Date	Remaining Outstanding Balance
     (f) Section 7.02(f). A new Section 7.02(f) is added to the Credit Agreement to read as follows:
          (f) On or before each of March 31, 2010 and March 31, 2011, a certificate, in form and substance reasonably acceptable to the Administrative Agent, calculating consolidated EBITDA for the Loan Parties and their Subsidiaries for the prior calendar year and certifying the amount owed, if any, pursuant to Section 2.04(b)(ii)(C).
     (g) Sections 8.01 (o) and (p). Section 8.01(o) of the Credit Agreement is amended by deleting the period at the end of such Section and inserting ”;and” in substitution thereof, and a new Section 8.01(p) is added to the Credit Agreement to read as follows:

          (p) Liens, if any, in favor of the L/C Issuer to cash collateralize or otherwise secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations hereunder.
     (h) Section 8.10(b). Section 8.10(b) of the Credit Agreement is amended and restated in its entirety to read as follows:
     (b) Consolidated Leverage Ratio. Permit, as of the end of any fiscal quarter of the Borrower for the four quarter period ending on such date, the Consolidated Leverage Ratio to be greater than (i) for each fiscal quarter ending on or before September 30, 2009, 2.75 to 1.0, (ii) for the fiscal quarters ending December 31, 2009 and March 31, 2010, 2.50 to 1.0 and (iii) for each fiscal quarter thereafter, 2.25 to 1.0.
     (i) Section 8.10(c)(i). Section 8.10(c)(i) of the Credit Agreement is amended and restated in its entirety to read as follows:
     (i) Permit the Consolidated Adjusted Asset Value to be less than $975,000,000 minus any amounts repaid on the Term Loans subsequent to November 12, 2008 (the “Required Investment Assets”).
     (j) Section 9.01(b). Section 9.01(b) is amended and restated in its entirety as follows:
          (b) Specific Covenants. (1) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.03, 7.05, or 7.11 or Article VIII; or (2) any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 7.02(f) and such failure continues for a period of five Business Days; or
     (k) Sections 9.01(m) and (n). Section 9.01(m) of the Credit Agreement is amended by deleting the period at the end of such Section and inserting ”;or” in substitution thereof, and a new Section 9.01(n) is added to the Credit Agreement to read as follows:
          (n) Net Clawback Obligations. Any event occurs which causes, during any calendar year, the sum of (i) the aggregate amount of payments made by any of the Loan Parties on account of Net Clawback Obligations plus (ii) without duplication, the aggregate amount of Net Clawback Obligations which are due and not subject to a good faith dispute or which have been due in excess of 30 days whether or not subject to a good faith dispute, to exceed $20 million.
     (l) Section 11.20. A new Section 11.20 is added to the Credit Agreement to read as follows:
     11.20 Subordination of Liens in Defaulting/Impacted Lender Cash Collateral Account.
     (a) Each of the Lenders hereby authorizes and directs the Administrative Agent to subordinate any Lien which it has or may acquire from time to time in the

Defaulting/Impacted Lender Cash Collateral Account (or the proceeds thereof) to (i) any Lien granted by the Borrower in favor of the L/C Issuer therein (or the proceeds thereof) as permitted by Section 8.01(p), and (ii) any right of setoff now existing or hereafter arising on behalf of the L/C Issuer with respect to such Defaulting/Impacted Lender Cash Collateral Account.
     (b) The Administrative Agent, for itself and on behalf of the Lenders, hereby subordinates any Lien which it now has or may hereafter acquire in any Defaulting/Impacted Lender Cash Collateral Account (or the proceeds thereof) to (a) any Lien granted by the Borrower in favor of the L/C Issuer therein (or the proceeds thereof) as permitted by Section 8.01(p) hereof, and (b) any right of setoff arising or existing on behalf of the L/C Issuer with respect to such Defaulting/Impacted Lender Cash Collateral Account. In furtherance thereof, the Administrative Agent and the Borrower agree that all Liens now or hereafter acquired by the Administrative Agent in the Defaulting/Impacted Lender Cash Collateral Account (or the proceeds thereof) shall at all times be junior and subordinate to any Lien or right of setoff now held or hereafter acquired by the L/C Issuer in the Defaulting/Impacted Lender Cash Collateral Account (or the proceeds thereof). Such priority shall be applicable irrespective of the time or order of attachment or perfection of any Lien or security interest or the time or order of filing of any financing statements or other documents, or any statutes, rules or law, or judicial interpretations to the contrary.
     (m) Schedule 2.01. Schedule 2.01 to the Credit Agreement is amended and restated in its entirety in the form attached to this Amendment.
     2. Effectiveness; Conditions Precedent. This Amendment shall be effective upon satisfaction of the following conditions:
     (a) Receipt by the Administrative Agent of each of the following:
(i)	copies of this Amendment duly executed by the Borrower, the Guarantors and the Required Lenders;

(ii)	payment of $75 million from the Borrower as a voluntary prepayment of the Delayed Draw Term Loans; and.

(iii)	an upfront fee for the account of each Lender executing and delivering this Amendment on or before 4:00 p.m. Eastern time, November 12, 2008, in the amount of (A) .50 multiplied by (B) the sum of (1) such Lender’s Commitment plus (2) the amount of outstanding Term Loans of such Lender, in each case after giving effect to this Amendment.
     (b) No Default or Event of Default shall exist or be continuing.
     3. Post-Closing Items.
     (a) Cash Collateral for Certain L/C Obligations. The Loan Parties acknowledge that there currently exists a Lender that is a Defaulting Lender. To induce the L/C Issuer to enter into this Amendment and to continue to issue Letters of Credit in accordance with the terms of the Credit Agreement, the Borrower agrees to provide, on or before December 12, 2008, cash collateral to the L/C Issuer in an amount equal to the Dollar Equivalent of such Defaulting Lender’s pro rata share of all then outstanding L/C Obligations. Such cash collateral shall be subject to such documentation as the L/C Issuer may reasonably request, which documentation shall be executed and delivered to the L/C Issuer on or before December 12, 2008. Failure to timely deliver such cash collateral and such documentation shall constitute an Event of Default under the Credit Agreement unless waived by the L/C Issuer. From and after December 12, 2008, upon notice from the Administrative Agent that the cash collateral pledged to the L/C Issuer is less than the Dollar Equivalent of all Defaulting Lenders’ and all Impacted Lenders’ pro rata share of all then outstanding L/C Obligations, the Borrower shall cause, within five Business Days of such notice, additional cash collateral to be pledged to the L/C Issuer in the amount of such shortfall as determined by the L/C Issuer from time to time. For the avoidance of doubt, the L/C Issuer shall have no obligation to issue additional Letters of Credit until it has received cash collateral in an amount equal to the Dollar Equivalent of all Defaulting Lenders’ and all Impacted Lenders’ pro rata share of all L/C Obligations after giving effect to any such additional Letters of Credit.
     (b) Legal Opinions. The Borrower shall cause to be delivered to the Administrative Agent, within ten Business Days after November 12, 2008, copies of opinions from legal counsel to the Loan Parties, addressed to the Administrative Agent, for the benefit of the Lenders, as to the authority of the Loan Parties to enter into this Amendment and the enforceability of this Amendment, such opinions to be in form and substance reasonably satisfactory to the Administrative Agent. Failure to timely deliver such legal opinions shall constitute an Event of Default under the Credit Agreement.
     4. Ratification of Credit Agreement. The term “Credit Agreement” as used in each of the Loan Documents shall hereafter mean the Credit Agreement as amended and modified by this Amendment. Except as herein specifically agreed, the Credit Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall remain in full force and effect according to its terms. Each of the Loan Parties acknowledge and consent to the modifications set forth herein and agree that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents (including, without limitation, the indemnity obligations and guaranty obligations set forth therein) and that, after the date hereof, this Amendment shall constitute a Loan Document.
     5. Authority/Enforceability. Each of the Loan Parties represents and warrants as follows:
     (a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
     (b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     (c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.
     (d) The execution and delivery of this Amendment does not (i) violate, contravene or conflict with any provision of its, or its Subsidiaries’ organizational documents or (ii) materially violate, contravene or conflict with any Requirement of Law or any other law, regulation, order, writ, judgment, injunction, decree or permit applicable to it or any of its Subsidiaries.
     6. Representations and Warranties of the Loan Parties. The Loan Parties represent and warrant to the Administrative Agent and the Lenders that (a) the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement are true and correct in all material respects as of the date hereof (except to the extent a representation and warranty specifically refers to an earlier date and then as of such earlier date), (b) after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default and (c) the Collateral Documents continue to create a valid perfected security interest in the Collateral prior to all Liens other than Permitted Liens.
     7. Release. In consideration of the Administrative Agent and the Required Lenders entering into this Amendment on behalf of the Lenders, the Loan Parties hereby release the Administrative Agent, the L/C Issuer, each of the Lenders, and the Administrative Agent’s, the L/C Issuer’s and each of the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act solely in connection with the Loan Documents on or prior to the date hereof.
     8. Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy or electronic transmission of a “PDF” copy shall be effective as an original and shall constitute a representation that an original shall be delivered promptly upon request.
     9. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	FIG LLC, a Delaware limited liability company (formerly known as Fortress Investment Group LLC)

	By: Name:	/Daniel Bass/ Daniel Bass
	Title	Chief Financial Officer

GUARANTORS:	FORTRESS OPERATING ENTITY I LP, a Delaware limited partnership (formerly known as Fortress Investment Holdings LLC)
By: FIG Corp, its General Partner

	By: Name:	/Daniel Bass/ Daniel Bass
	Title	Chief Financial Officer

FORTRESS OPERATING ENTITY II LP, a Delaware limited partnership (formerly known as Fortress Principal Investment Holdings II LLC)
By: FIG Corp, its General Partner

	By: Name:	/Daniel Bass/ Daniel Bass
	Title	Chief Financial Officer

FORTRESS OPERATING ENTITY III LP,

a Delaware limited partnership (formerly known as FIG Partners Pool (P) LLC) By: FIG Corp, its General Partner

By: Name: Title	/Daniel Bass/ Daniel Bass Chief Financial Officer

PRINCIPAL HOLDINGS I LP, a Delaware limited partnership (formerly known as Fortress Principal Investment Holdings III LLC) By: FIG Asset Co. LLC, its General Partner

By: Name:	/Daniel Bass/ Daniel Bass
Title	Chief Financial Officer

FORTRESS PRINCIPAL INVESTMENT HOLDINGS LLC, a Delaware limited liability company

By: Name:	/Daniel Bass/ Daniel Bass
Title	Chief Financial Officer

FORTRESS PRINCIPAL INVESTMENT GROUP LLC, a Delaware limited liability company

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By: Name:	/Daniel Bass/ Daniel Bass
Title	Chief Financial Officer

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC, a Delaware limited liability company

By: Name:	/Daniel Bass/ Daniel Bass
Title	Chief Financial Officer

FORTRESS INVESTMENT FUND GP (HOLDINGS) LLC, a Delaware limited liability company

By: Name:	/David N. Brooks/ David N. Brooks
Title	Secretary

FIG PARTNERS POOL (A) LLC, a Delaware limited liability company

By: Name:	/David N. Brooks/ David N. Brooks
Title	General Counsel

FIG PARTNERS POOL (P2) LLC, a Delaware limited liability company

By: Name:	/David N. Brooks/ David N. Brooks
Title	Secretary

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